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EXHIBIT 99.1

Medscape Announces Preliminary Second Quarter Financial Results
Reduces Workforce by 22% Percent
Retains Lazard Freres & Co. LLC as Financial Advisor

    Hillsboro, Ore.—July 13, 2001—Medscape (NASDAQ: MDLI), a leading provider of digital health records and online health information, today announced preliminary financial results for the second quarter ended June 30, 2001. The Company also announced it is reducing its workforce by 22 percent and has retained Lazard Freres & Co. LLC as its financial advisor to explore strategic alternatives, including a possible sale of the Company.

    Gross revenue for the second quarter of 2001 is expected to be approximately $14.3 million, including $3.5 million from Total eMed, Inc., an increase of 4 percent over the first quarter of 2001 but below expectations. The revenue shortfall is primarily due to the deferral of investment decisions by several key customers—which the Company believes is a direct result of the current economic climate. At June 30, 2001, the Company had approximately $18 million in cash and investments and consumed approximately $15 million during the second quarter, a utilization rate less than previously projected.

    Donald A. Bloodworth, chief financial officer of Medscape said, "We were pleased that cash consumption during the quarter was less than our internal expectations, however, due primarily to slower than anticipated revenue growth, we are further reducing the Company's cost structure. We will continue to be proactive in managing our cash position through strategies such as our recently announced plans to sell Total eMed, Inc., our transcription business, and additional actions disclosed in today's announcement. These actions clearly demonstrate to current and future customers that this enterprise will take the appropriate actions necessary to protect their investment in Medscape's products and services."

    Bloodworth continued, "Internet portal revenue increased modestly during the quarter while many portals continued to experience revenue erosion. This is a strong indication of the value our portals provide the medical and consumer communities. Additionally, interest in our digital health record (DHR) product portfolio remains strong and as healthcare providers begin the planning and evaluation cycle for compliance with new federal privacy and security regulations under HIPAA, we anticipate this demand will grow significantly. However, we are taking a conservative view of near term revenue growth in resizing the Company and expect cash consumption for the third and fourth quarters of 2001 to be approximately $10 million and $8 million, respectively. This planned reduction in cash utilization combined with the proceeds from the sale of our transcription business should allow the Company to operate into the first quarter of 2002 without the need of additional financing. This operating period will provide the Company and its financial advisor, Lazard Freres & Co. LLC, sufficient time to explore strategic alternatives in an orderly manner that will maximize shareholder value and minimize business disruption. This process is intended to find parties with the financial resources to bring Medscape's products to economic profitability and to provide a foundation for many interested customer prospects to feel confident in their selection and investment in Medscape's product suite."

    Primarily in response to slower than anticipated sales growth, the Company announced that effective July 13, 2001 it has reduced its workforce by approximately 22 percent, excluding employees of its transcription business, Total eMed, Inc., resulting in an estimated annual cost savings of approximately $10 million. The restructuring plan eliminated nearly 100 positions from the Company's employment base of approximately 460, excluding Total eMed, Inc., and primarily affected marketing, operations, finance and administration.

    In addition to the cost savings gleaned from the workforce reduction, the Company has focused its efforts on renegotiating key strategic agreements. Kevin Hutchinson, chief operating officer of Medscape, said, "Over the last several months Medscape has successfully renegotiated most of its major partnership agreements, resulting in total cost savings of approximately $18 million over a 12 month period. Several of our partnership terms needed to change in response to market conditions.

Changing the terms while retaining the partnerships sends a strong statement as to the value Medscape products and services bring to these relationships."

    "While the decision to reduce our workforce was a difficult one, it was necessary to balance the financial needs of the company with the current economic conditions. This realignment supports our near-term objective of reducing our cash consumption and will not affect key ongoing business initiatives," said David Moffenbeier, chief executive officer.

    Moffenbeier concluded, "We are pleased to be working with Lazard Freres as we believe it is essential to identify a strategic partner who will enhance our capital resources and help facilitate growth. This will strengthen the leading position of our digital health records and online information products and will provide even greater service and financial strength for our customers."

    Medscape will report final results for the 2001-second quarter after the market close on Tuesday, July 31, 2001.

About Medscape

    Medscape® (NASDAQ: MDLI) is a leading provider of digital health records and online medical information. The Company delivers patient-centered, clinical healthcare data and medical information to healthcare professionals and consumers wherever that information is needed. The core of Medscape's product portfolio is the industry-leading Digital Health Record (DHR). DHR applications and services are an integral part of the practice of medicine and are used every day by physicians and consumers across the country.

    Medscape's DHR enables physicians to access patient information, share data with existing systems, communicate among practice members and capture and store quantifiable data for patient-by-patient or population-based studies. The DHR also enables practice sites to interact with their patients electronically to answer questions, schedule appointments and address personal health concerns, while offering consumers private access to their medical records and related disease management information and services. More than 19 million patients now have digital records hosted on Medscape systems. Medscape is also the leading source of peer-reviewed medical information and continuing medical education on the Web. Approximately 3.4 million members, including 575,000 registered as physicians and more than 1.65 million registered as allied health professionals, use Medscape.com for immediate access to research, recent developments and information to guide their practices and support patient care. Consumers too have come to rely on CBSHealthWatch by Medscape for health information that comes from the same source their physicians use.

    The integration of Medscape's authoritative Web sites with the breadth of its clinical applications and products, strengthen the physician-patient relationship at—and beyond—each encounter, resulting in a positive impact on healthcare costs, efficiencies, safety and outcomes. The merger of MedicaLogic, Inc. and Medscape, Inc., and MedicaLogic, Inc.'s acquisition of Total eMed, Inc., a privately held company, in May 2000 formed MedicaLogic/Medscape, Inc., d/b/a Medscape. The company, headquartered in Hillsboro, Oregon, currently employs approximately 825 people, 465 in its Total eMed unit subject to sale and 360 in the remaining businesses.

    Medscape, MedicaLogic, and Logician are registered trademarks of MedicaLogic/Medscape, Inc. in the United States. Other product and brand names are trademarks of their respective owners.

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Media Contact:	Investor Contact:
Bob Brody	Sandy O'Keefe
Alexander Ogilvy Public Relations	Alexander Ogilvy Public Relations
212-880-5248	212-880-5315
bbrody@alexanderogilvy.com	sokeefe@alexanderogilvy.com

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Medscape Announces Preliminary Second Quarter Financial Results Reduces Workforce by 22% Percent Retains Lazard Freres & Co. LLC as Financial Advisor